Exhibit 99.1
PLAINS AAP, L.P.
INDEX TO FINANCIAL STATEMENT

Page
Unaudited Consolidated Balance Sheet as of June 30, 2006	F-2
Unaudited Notes to the Consolidated Financial Statement	F-3

PLAINS AAP, L.P.
CONSOLIDATED BALANCE SHEET
(in millions)

June 30, 2006
(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7.6
Trade accounts receivable and other receivables, net	1,917.2
Inventory	1,155.9
Other current assets	95.7

Total current assets	3,176.4

PROPERTY AND EQUIPMENT	2,490.9
Accumulated depreciation	(309.7)

2,181.2

OTHER ASSETS
Pipeline linefill in owned assets	200.4
Inventory in third party assets	80.4
Investment in PAA/Vulcan Gas Storage, LLC	124.4
Goodwill	179.6
Other, net	109.6

Total assets	$6,052.0

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES
Accounts payable	$1,850.8
Due to related parties	0.2
Short-term debt	1,188.5
Other current liabilities	145.2

Total current liabilities	3,184.7

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	58.4
Senior notes, net of unamortized discount of $2.9	1,196.7
Other long-term liabilities and deferred credits	57.7

Total liabilities	4,497.5

MINORITY INTEREST	1,481.8

PARTNERS’ CAPITAL
Limited partners	72.1
General partner	0.6

Total partners’ capital	72.7

Total liabilities and partners’ capital	$6,052.0

The accompanying notes are an integral part of this consolidated financial statement.

PLAINS AAP, L.P.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT
Note 1—Organization and Basis of Consolidation
     Plains AAP, L.P. (the “Partnership”) is a Delaware limited partnership, formed on May 21, 2001 and, through a series of transactions, capitalized on June 8, 2001. Through this series of transactions, a predecessor to Vulcan Energy GP Holdings Inc. (“Vulcan Energy”) conveyed to us its general partner interest in Plains All American Pipeline, L.P. (“PAA”) and subsequently sold a portion of its interest in us to certain investors. As used in this Form 8-K, the terms “we,” “us,” “our,” “ours” and similar terms refer to Plains AAP, L.P.
     In August 2005, Sable Investments, L.P. (“Sable”) sold its limited partner interest in the Partnership. The remaining owners elected to exercise their right of first refusal, such that Sable’s interest was purchased pro rata by the remaining owners. As a result of the transaction, the limited partner interest of Vulcan Energy increased from approximately 44% to approximately 54%. At closing, Vulcan Energy entered into a voting agreement that restricts its ability to unilaterally elect or remove our independent directors, and, separately, PAA’s CEO and COO agreed to waive certain change-of-control payment rights that would otherwise have been triggered by the increase in Vulcan Energy’s ownership interest. Thus, at June 30, 2006, our ownership structure consisted of a 1% general partner interest held by Plains All American GP LLC (the “General Partner”) and the following limited partner interests (the “Partners”):
•	Vulcan Energy GP Holdings Inc.—53.778%

•	KAFU Holdings, L.P.—20.066%

•	E-Holdings III, L.P.—8.910%

•	E-Holdings V, L.P.—2.09%

•	Mark E. Strome—2.608%

•	PAA Management L.P.—4.889%

•	Strome MLP Fund, L.P.—1.303%

•	Wachovia Investors, Inc.—4.134%

•	Lynx Holdings I, L.P.—1.222%
     The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the partnership agreement, or by non-waivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including the execution of contracts and management of litigation. Our General Partner (or, in the case of PAA’s Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for expenses, including certain compensation expenses, related to such operation and management. We have no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.
     As of June 30, 2006, we own a 2% general partner interest in PAA as well as incentive distribution rights, the ownership of which entitles us to receive incentive distributions if the amount that PAA distributes with respect to any quarter exceeds the minimum quarterly distribution of $0.45 per unit as specified in the PAA partnership agreement. We also own, as of June 30, 2006, a limited partner interest consisting of 196,549 common units of PAA (see Note 2). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other natural gas related petroleum products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key oil producing basins, transportation corridors and at major market hubs in the United States and Canada. On July 20, 2006, PAA announced an acquisition that, when completed, will represent PAA’s initial entry into the refined products transportation business. In addition, through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC (“PAA/Vulcan”), PAA is engaged in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into two primary business activities:
Crude Oil Pipeline Transportation Operations
     As of June 30, 2006, PAA owned approximately 15,000 miles of active gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting volumes of crude oil for a fee and third party leases of pipeline capacity, as well as barrel exchanges and buy/sell arrangements.
Gathering, Marketing, Terminalling and Storage Operations
     As of June 30, 2006, PAA owned approximately 39 million barrels of active above-ground crude oil terminalling and storage facilities, approximately 15 million barrels of which relate to its gathering, marketing, terminalling and storage segment (the remaining approximately 24 million barrels of tankage are associated with PAA’s pipeline transportation operations within PAA’s pipeline segment). These facilities include a crude oil terminalling and storage facility at Cushing, Oklahoma. Cushing, which PAA refers to as the Cushing Interchange, is one of the largest crude oil market hubs in the United States and the designated delivery point for New York Mercantile Exchange, or NYMEX, crude oil futures contracts. In 2005, PAA began construction of a 3.2 million barrel crude oil terminal at the St. James crude oil interchange in Louisiana, which is also a major crude oil trading location. The St. James facility is expected to be operational in mid-2007.
Basis of Consolidation and Presentation
     In June 2005, the Emerging Issues Task Force released Issue No. 04-05 (“EITF 04-05”), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” EITF 04-05 states that if the limited partners do not have substantive ability to dissolve (liquidate) or have substantive participating rights then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. We adopted this standard prospectively on January 1, 2006 under Transition Method A. Because the limited partners do not have the substantive ability to dissolve or have substantive participating rights in regards to PAA, the adoption of this standard resulted in the consolidation of PAA and its consolidated subsidiaries in our consolidated financial statement. The consolidation of PAA resulted in the recognition of minority interest, which is comprised entirely of the proportionate interest in the book value of PAA limited partner units that is owned by other parties, of $1.5 billion.
     Our investment in PAA exceeds our share of the underlying equity in the net assets of PAA. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of inception and is amortized on a straight-line basis over the estimated useful life of 30 years. At June 30, 2006, the unamortized portion of this excess was approximately $33.7 million and is included in Property and Equipment in our consolidated balance sheet.
     The accompanying consolidated balance sheet includes the accounts of the Partnership and PAA and all of PAA’s wholly owned subsidiaries. Investments in 50% or less owned affiliates, over which PAA has significant influence, are accounted for by the equity method. All significant intercompany transactions have been eliminated. The consolidated balance sheet and accompanying notes of the Partnership dated as of June 30, 2006 should be read in conjunction with the consolidated financial statements and notes thereto presented in the Plains All American Pipeline, L.P. Annual Report on Form 10-K for the annual period ended December 31, 2005 and the Plains All American Pipeline, L.P. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

Note 2—Contribution of Subordinated Units
     On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA, all of which subsequently converted into common units. These 450,000 units (the “Option Units”) were intended for use in connection with an option plan pursuant to which certain members of the management of our General Partner, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. See Note 4 for a discussion of the terms of these options.

     Until the exercise of the remaining options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units, and any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to their original contribution of the Option Units, as adjusted subsequent to the Sable transaction described in Note 1. In certain instances, grantees under the plan have exercised options utilizing a cashless exercise provision whereby a grantee exchanges a portion of their vested options in satisfaction of the strike price associated with an exercise. As a result of cashless exercises, the Option Units we hold exceed the remaining outstanding options. From time to time these surplus units are sold with the resulting proceeds distributed back to the limited partners in the same manner as distributions paid by PAA on the Option Units described above. As of June 30, 2006, there were 196,549 Option Units remaining.
     The disposition of the Option Units at June 30, 2006 is as follows (in thousands):

Original Contribution	450
Used to settle option exercises	(242)
Sold with proceeds distributed back to original contributors	(7)
Other	(4)

Option Units Remaining as of June 30, 2006	197

Note 3—Partners’ Capital
     We distribute all of the cash received from PAA distributions, less reserves established by management, on a quarterly basis. Generally, distributions are paid to the Partners in proportion to their percentage interest in the Partnership. Included in partners’ capital is accumulated other comprehensive income of approximately $5.8 million, which is our proportionate share of PAA’s other comprehensive income. Other comprehensive income (loss) is allocated based on each partner’s ownership interest in the Partnership.
     We recognize a change of interest gain or loss at the time of each PAA equity transaction involving the issuance of PAA common units. Such gains or losses reflect the change in the book value of our limited partner equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA caused by the equity transaction. Additionally, in connection with each PAA equity transaction, we are required to make a capital contribution to PAA to maintain our 2% general partner interest in PAA. Funding for our required capital contributions is provided by our General Partner and limited partners based on their respective ownership interest.
Note 4—Incentive Compensation
     SFAS 123(R), “Share Based Payment,” was issued in December 2004. SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and establishes accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. In conjunction with our adoption of EITF 04-05, we adopted SFAS 123(R) on January 1, 2006 under the modified prospective transition method, as defined in SFAS 123(R). The adoption of SFAS 123(R) did not materially impact our consolidated balance sheet.
Performance Option Plan
     In June 2001, the Performance Option Plan (the “Plan”) was approved by our General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner for services provided to the General Partner and the Partnership. Substantially all available options under the Plan have been issued. The options were granted with a per unit exercise price of $22, less 80% of any per unit distribution on an Option Unit from June 2001 until the date of exercise. As of August 14, 2006, the exercise price has been reduced to approximately $12.15 for distributions made since June 2001. At June 30, 2006, there were 169,000 vested options outstanding.
     A summary of the options issued by the Plan at June 30, 2006 is as follows (in thousands):

Vested options outstanding(1)	169
Exercised or cancelled	279

Total options issued	448
Available for grant	2

450

(1)	All options vested in August 2005 due to a change in the ownership structure of the Partnership (see Note 1).
     These options are considered performance awards and are accounted for at fair value upon vesting and are revalued at each financial statement date based on the Black-Scholes Model. No options were granted, expired, forfeited or exercised during the three-month period ending June 30, 2006. At June 30, 2006, the estimated fair value of $31.63 per unit resulted in a liability of approximately $5.3 million, which is reflected as a component of other current liabilities on the accompanying consolidated balance sheet. We intend to use Option Units (see Note 2) to settle these awards when they are exercised. PAA does not have any obligation to reimburse us for the units underlying these awards.
     The facts and assumptions used in the Black-Scholes Model at June 30, 2006, were as follows:

		Assumptions
					Weighted Average
Options	Options	Weighted Average	Weighted Average	Weighted Average	Expected
Outstanding	Vested	Interest Rate	Expected Life	Expected Volatility	Dividend Yield(1)
169,000	169,000	4.8%	3.1	18.0%	1.8%

(1)	Reflects 20% of anticipated dividend yield to provide for the reduction in the exercise price of the options equal to 80% of distributions.
     During the first quarter of 2005, the Board of Directors of our General Partner approved amendments to the Plan. The Plan, as amended, requires options that vest in 2005 or thereafter to be exercised in the year in which they vest. In August 2005, because of the change in ownership structure discussed in Note 1, all unvested options under the Plan became fully vested and, based on the amendment, were either (i) exercised or (ii) included in a program pursuant to which we sold an equivalent number of Option Units and used the proceeds to pay the equivalent of the exercise price and tax, with the remainder paid to the optionees. The remaining options, all of which vested prior to 2005, expire in 2011 and 2012.